Exhibit 10.4

AMENDMENT
TO

AMENDED AND RESTATED
TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED TECHNOLOGY LICENSE AND DEVELOPMENT AGREEMENT is entered into on July 1, 2013 by and between Nextelligence, Inc., a Delaware corporation (“Nextelligence”), and FreeCast, Inc., a Florida corporation (the “Company”).

RECITALS:

A.          Nextelligence and the Company previously entered into a Technology License and Development Agreement dated as of June 30, 2011 (the “Original Agreement”).

B.          Nextelligence and the Company previously entered into an Amended and Restated Technology License and Development Agreement dated as of October 19, 2012 (the “Amended and Restated Agreement”).

C.          Each of Nextelligence and the Company desires to make certain modifications to the Original Agreement and the Amended and Restated Agreement as are set forth in this Amendment to Amended and Restated Technology License and Development Agreement (the “Amendment”).

D.          Each of Nextelligence and the Company desires to continue their relationship pursuant to the provisions of the Amended and Restated Agreement, as modified by the provisions of this Amendment.

NOW, THEREFORE, in consideration of the Recitals, and the respective covenants and agreements of each of Nextelligence and the Company contained in this Amendment, each of Nextelligence and the Company agrees as follows:

1.           Definitions. All capitalized terms utilized in this Amendment which are not defined herein shall have the respective meanings set forth in the Amended and Restated Agreement.

2.           Interest. A new Section 4.1(d) is added to both the Original Agreement and the Amended and Restated Agreement:

“(d)        If the Company fails to make any payment to Nextelligence when due pursuant to the provisions of this Agreement, then simple interest shall accrue on such amount from the date due to the date of payment in full at the rate of Twelve Percent (12%) per annum. Simple interest shall accrue on the Indebtedness from the date due to the date of payment in full at the rate of Twelve Percent (12%) per annum.”

3.           Term. Section 7.1of the Amended and Restated Agreement is deleted in its entirety and the following Section 7.1 is inserted in its place:

“7.1          Term. The term of this Agreement shall commence on January 1, 2013 and shall continue in effect for a period of twenty and one-half (20.5) years through and including June 30, 2033 (the “Term”). Notwithstanding the provisions of the immediately preceding sentence, certain provisions of this Agreement may be terminated early by Nextelligence in accordance with the provisions of Section 7.4.”

4.           Effectiveness. The provisions of Section 2 above shall be effective for all purposes as of and from and after June 30, 2011 as if it had been included in the Original Agreement on that date. The provisions of Sections 2 and 3 above shall be effective for all purposes as of and from and after October 19, 2012 as if they had been included in the Amended and Restated Agreement on that date.

6.           Conflict. If and to the extent that a conflict may arise or exist between any provision of this Amendment and any provision of the Amended and Restated Agreement, to the fullest extent permitted by applicable law, the provision of this Amendment shall be controlling, and shall take precedence over, the provision of the Amended and Restated Agreement.

7.           Governing Law. This Amendment shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida, without giving effect to the conflicts of laws provisions thereof.

8.           Entire Agreement. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Amendment may not be amended or modified in any manner, except by a written instrument executed by each of the parties.

9.           Benefits; Binding Effect. This Amendment shall be for the benefit of, and shall be binding upon, the parties hereto and their respective heirs, personal representatives, executors, legal representatives, successors and assigns.

10.         Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

11.          Counterparts. This Amendment may be executed in any number of counterparts and by the separate parties in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement on the date first written above.

FreeCast, Inc.

By:
	Marjorie Lieberman,	William A. Mobley, Jr.
Secretary

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